UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

 CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): November 7, 2013

 ANIXTER INTERNATIONAL INC.
(Exact name of registrant as specified in its charter)

Delaware	94-1658138
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
Commission File Number: 001-10212
2301 Patriot Blvd.
Glenview, Illinois 60026
(224) 521-8000
(Address and telephone number of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 7, 2013, Anixter International Inc. (the “Company") announced that its wholly-owned operating subsidiary, Anixter Inc., had entered into a First Amendment, dated as of November 7, 2013 (the “First Amendment”), to its Five-Year Revolving Credit Agreement, dated as of April 8, 2011, among Anixter Inc., the Borrowing Subsidiaries party thereto, the Guarantors party thereto, the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent.

The following key changes have been made to the Five-Year Revolving Credit Agreement:

•	Extend the maturity date to November 7, 2018

•	Reduced pricing; based on the current leverage ratio the applicable margin would decrease by 50 basis points to LIBOR plus 1.75 percent

•	Provide for the issuance of commercial letters of credit

•
Reset the restricted payments basket to the sum of $175 million plus 50 percent of cumulative consolidated net income from continuing operations for all fiscal quarters ending on and after September 27, 2013

•	Reset certain other restricted payments baskets to $7.5 million

All other material terms and conditions of the Five-Year Revolving Credit Agreement, which is guaranteed by the Company, are unchanged.

The First Amendment is attached as Exhibit 10.1. The Company’s press release, dated November 7, 2013, announcing the First Amendment is attached as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description
10.1	First Amendment to Five-Year Revolving Credit Agreement dated November 7, 2013 among Anixter Inc., Wells Fargo Bank, National Association, as Administrative Agent, and other banks named therein.
99.1	Press Release, dated November 7, 2013, issued by Anixter International Inc. announcing amendment to to senior unsecured credit facility

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ANIXTER INTERNATIONAL INC.

November 8, 2013	By:	/s/ Theodore A. Dosch
Theodore A. Dosch
Executive Vice President - Finance
and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	First Amendment to Five-Year Revolving Credit Agreement dated November 7, 2013 among Anixter Inc., Wells Fargo Bank, National Association, as Administrative Agent, and other banks named therein.
99.1	Press Release, dated November 7, 2013, issued by Anixter International Inc. announcing amendment to to senior unsecured credit facility